Exhibit 99.2

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
James Mead	Leslie Loyet	Tim Grace
Chief Financial Officer	General Information	Media Inquiries
(312) 658-5740	(312) 640-6672	(312) 640-6667

FOR IMMEDIATE RELEASE

MONDAY, JANUARY 23, 2005

STRATEGIC HOTELS & RESORTS TO MEET OR EXCEED FULL YEAR 2005 GUIDANCE AND ISSUES 2006 OUTLOOK

Chicago, IL – January 23, 2006 - Strategic Hotel Capital, Inc. (NYSE: SLH), which operates as Strategic Hotels & Resorts, today announced preliminary earnings guidance for 2006. Management anticipates full year 2006 Adjusted EBITDA in the range of $156.4 million to $165.4 million, net income available to common shareholders in the range of $2.3 million to $9.2 million, FFO in the range of $76.4 to $84.4 million, and FFO per fully converted share in the range of $1.45 to $1.60.

The company expects North American same store RevPAR growth in the range of 9.0 percent to 11.0 percent. North American same store Total RevPAR is expected to increase between 7.5 percent and 9.5 percent.

The following tables reconcile projected 2006 net income to projected FFO and Adjusted EBITDA (in millions, except per share data).

	Low Range	High Range
Net Income	$2.3	$9.2
Deferred Tax on Realized Portion of Deferred Gain	1.4	1.4
Realized Portion of Deferred Gain on Sale Leasebacks	(4.6)	(4.6)
Depreciation	55.7	55.7
Depreciation from Unconsolidated Affiliates	19.8	19.8
Minority Interest of SH Funding	3.2	4.3
Minority Interest of Consolidated Joint Ventures	(1.4)	(1.4)
Funds from Operations (FFO)	76.4	84.4
FFO per Share (fully converted)	$1.45	$1.60

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	Low Range	High Range
Net Income	$2.3	$9.2
Preferred Shareholder Dividends	17.2	17.2
Acquisition Capital Costs	9.2	10.2
Realized Portion of Deferred Gain on Sale Leasebacks	(4.6)	(4.6)
Depreciation	55.7	55.7
Minority Interest of SH Funding	3.2	4.3
Minority Interest of Consolidated Joint Ventures	(3.3)	(3.3)
Interest Expense	29.7	29.7
Adjustments from Unconsolidated Affiliates	40.8	40.8
Income Taxes	6.2	6.2
Adjusted EBITDA	156.4	165.4

The company’s 2006 guidance assumes continued growth in the lodging sector and several internal forecasts and assumptions, including, but not limited to:

•	North American Same Store RevPAR and Total RevPAR growth of 9.0 percent to 11.0 percent and 7.5 percent to 9.5 percent respectively;

•	A 250 to 300 basis point increase in North American Same Store EBITDA margin;

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Redevelopment of the Hyatt Regency New Orleans continues throughout 2006. The company will recognize an insurance receivable from business interruption insurance and record operating income to offset continuing expenses resulting in no EBITDA contribution for 2006. The profit component of business interruption insurance is assumed to be recognized in a period subsequent to year-end 2006. Additionally, interest expense of $5.1 million is capitalized on approximately $94 million of CMBS debt allocated to the property;

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On January 9, 2006, the company closed on the acquisition of an unconsolidated 45 percent joint venture interest in the Hotel del Coronado. The property is expected to contribute EBITDA between $23.4 million and $24.3 million in 2006, which represents Strategic’s 45 percent share of $52.0 million to $54.0 million in property EBITDA. In addition, the company is projecting fee income totaling $2.6 million in 2006, which represents Strategic’s share of the total fees generated. Adjusted EBITDA and FFO exclude sales of residential units related to the North Beach development and sales of beach club and spa memberships;

•	Closing of $115.0 million of 8.25 percent Series B Cumulative Redeemable Preferred Stock on January 31, 2006;

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Closing of the Four Seasons Washington, D.C. acquisition at the end of February 2006. The property is assumed to provide an EBITDA contribution in the range of $9.5 million to $10.5 million in the remaining ten months of 2006. Capital raising activity totaling $150 million is assumed to fund the acquisition. The capital cost associated with this capital raising activity is labeled as Acquisition Capital Costs in the FFO reconciliation table above and represents a placeholder for the actual funding that is anticipated;

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Adjusted EBITDA contribution of $0.75 million to $1.25 million on European leaseholds which excludes amortization of deferred gains applicable to the Marriott Paris and Hamburg sale leaseback transactions;

•	Average LIBOR rate of 4.50%;

•	Asset Management Fee income from distributed assets of $1.6 million;

•	No foreign exchange gain or loss; and

•	Corporate expenses of $21.6 million.

Company To Meet or Exceed Full Year 2005 Guidance

Excluding the effects of gains on sale of assets from discontinued operations and the write-off of deferred financing fees relating to the company’s refinancings in the fourth quarter, the company expects to meet or exceed previously issued full year 2005 guidance of Adjusted EBITDA in the range of $113.7 million to $115.2 million, FFO in the range of $65.0 million to $66.5 million, and FFO per fully converted share in the range of $1.45 to $1.49.

Fourth Quarter Release and Conference Call

The company plans to release actual 2005 results on Tuesday, February 28 after the market close and will host a conference call on March 1st at 11:00 a.m. ET / 8:00 a.m. PT. The access details will be provided closer to the date.

About the Company

Strategic Hotel Capital, Inc. also operates under the name Strategic Hotels & Resorts and is a real estate investment trust, which owns and asset manages high-end hotels and resorts. The company

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has ownership interests in 17 properties with an aggregate of 8,264 rooms. For further information, please visit the company’s website at www.strategichotels.com.

This press release contains forward-looking statements about Strategic Hotel Capital (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include but are not limited to the following: demand for hotel rooms in our current and proposed market areas; rising interest rates; availability of capital; ability to obtain or refinance debt; cash available for capital expenditures; delays and cost overruns associated with construction and development; availability of insurance to cover losses; competition; economic conditions generally and in the real estate market specifically; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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